Exhibit 99.1

Helios and Matheson Analytics Announces Proposed Public Offering of Common Stock and Warrants

NEW YORK (February 12, 2018) — Helios and Matheson Analytics Inc. (Nasdaq: HMNY) (“HMNY”), a provider of information technology services and solutions and a majority owner of MoviePass Inc. (“MoviePass”), the nation’s premier movie-theater subscription service, today announced that it has commenced a best efforts underwritten public offering, subject to market and other conditions, to issue and sell shares of its common stock and warrants to purchase shares of its common stock. The shares of common stock and warrants to purchase shares of common stock are being offered as units. The shares of common stock and warrants will be issued separately. There can be no assurance as to whether or when the offering may be completed, or to the actual size or terms of the offering. HMNY may use the net proceeds from this offering to increase the Company’s ownership stake in MoviePass or to support the operations of MoviePass and MoviePass Ventures; to satisfy a portion or all of the amounts payable in connection with previously issued convertible notes; and for general corporate purposes and transaction expenses. The Company may also use the proceeds to make other acquisitions.

Canaccord Genuity is acting as sole book-running manager and Maxim Group LLC is acting as co-manager for the offering. Palladium Capital Advisors, LLC is acting as a financial advisor in connection with the offering.

The shares of common stock and warrants described above are being offered pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available for free on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may also be obtained, when available, from Canaccord Genuity Inc., Attention: Equity Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, by telephone at (617) 371-3900, or by email at prospectus@canaccordgenuity.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Helios and Matheson Analytics Inc.

Helios and Matheson Analytics Inc. (Nasdaq: HMNY) is a provider of information technology services and solutions, offering a range of technology platforms focusing on big data, artificial intelligence, business intelligence, social listening, and consumer-centric technology. HMNY owns a majority interest in MoviePass Inc., the nation's premier movie-theater subscription service. HMNY’s holdings include RedZone Map™, a safety and navigation app for iOS and Android users, and a community-based ecosystem that features a socially empowered safety map app that enhances mobile GPS navigation using advanced proprietary technology. HMNY is headquartered in New York, NY and listed on the Nasdaq Capital Market under the symbol HMNY. For more information, visit us at www.hmny.com.

About MoviePass

MoviePass Inc. is a technology company dedicated to enhancing the exploration of cinema. As the nation's premier movie-theater subscription service, MoviePass provides film enthusiasts the ability to attend one movie per day for a low fixed price. The service, now accepted at more than 91% of theaters across the United States, is the nation's largest theater network. For more information, visit www.moviepass.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements regarding HMNY’s expectations on the completion, timing and size of the proposed public offering and the anticipated use of proceeds therefrom. These forward-looking statements are subject to a number of risks, including market conditions related to the proposed public offering and the risk factors set forth from time to time in HMNY’s SEC filings, including but not limited to the risks that are described in the “Risk Factors” section of HMNY’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and in the preliminary prospectus supplement related to the proposed offering to be filed with the SEC on or about the date hereof, each available on the SEC's web site at www.sec.gov. In addition to the risks described above and in HMNY’s other filings with the SEC, other unknown or unpredictable factors also could affect HMNY’s results. No forward-looking statements can be guaranteed, and actual results (including, without limitation, the ability to complete this offering and generate the net proceeds necessary for HMNY to complete its business objectives) could differ significantly from those contemplated by the forward-looking statements. The information in this release is provided only as of the date of this release, and HMNY undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

CONTACT:

HMNY Contact:

The Pollack PR Marketing Group

Stephanie Goldman / Mark Havenner, 310-556-4443

sgoldman@ppmgcorp.com / mhavenner@ppmgcorp.com

or

MoviePass Contact:

LaunchSquad for MoviePass

Gavin Skillman, 212-564-3665

gavin@launchsquad.com